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                          MOLECULAR DIAGNOSTICS, INC.

                               NOVEMBER 19, 2001

Dear Common Stockholder:

     Molecular Diagnostics, Inc., a Delaware corporation ("Molecular Diagnostics"), hereby offers, upon the terms and conditions set forth in this Offering Circular and in the accompanying letter of transmittal, to exchange (the "Exchange Offer") 1/25 (one twenty-fifth) of a share of Series E convertible preferred stock, par value $0.001 per share, of Molecular Diagnostics for each share of common stock, par value $0.001, of Molecular Diagnostics, commencing on November 20, 2001 and ending December 19, 2001. We will accept no more than 20,000,000 shares of our common stock for exchange pursuant to the Exchange Offer. For a more detailed description of the Series E convertible preferred stock we are proposing to issue in the Exchange Offer, please see the section of this Offering Circular entitled "Description of Series E Convertible Preferred Stock." We reserve the right to extend or terminate the Exchange Offer, in our sole and absolute discretion, which may be for any or no reason, and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of our common stock, and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in this Offering Circular, we reserve the right to waive any and all conditions to the Exchange Offer.

     We are making the Exchange Offer for three primary reasons. First, we need to reduce the number of shares of common stock outstanding. If all securities convertible or exercisable into common stock were converted or exercised we would exceed the amount of common stock we are authorized to issue. Second, the board of directors and executive officers of Molecular Diagnostics own a significant number of shares of common stock and want to demonstrate their commitment to Molecular Diagnostics by tendering their shares of common stock, so that they are unable to liquidate their holdings. Third, the board believes it is not prudent at this time to implement the one-for-three reverse stock split of outstanding common stock.

     Any holder of our common stock desiring to tender all or any portion of their common stock should either (i) complete and sign the enclosed letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, have such holder's signature guaranteed (if required by Instruction 1 to the letter of transmittal), mail or deliver the letter of transmittal (or a facsimile thereof) and any other required documents to LaSalle Bank National Association (the "Exchange Agent") and either deliver the certificates for tendered common stock along with the letter of transmittal to the Exchange Agent or tender such common stock pursuant to the procedures for book-entry transfer set forth in the section of this Offering Circular entitled "The Exchange Offer -- Procedures for Tendering Common Stock," or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Any holder whose common stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee to tender their common stock.

     The accompanying Offering Circular provides important information about Molecular Diagnostics and the detailed terms of the Exchange Offer. Please read it carefully. Any holder of common stock electing to tender their shares pursuant to the Exchange Offer should follow the instructions in the enclosed materials.

     If you have any questions or request additional information or copies of the Offering Circular may be directed at the Exchange Agent at the addresses listed in the Offering Circular.

                                          Sincerely,

                                          Peter P. Gombrich
                                          Chairman of the Board and
                                          Chief Executive Officer